Securities and Exchange Commission

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                       SECURITIES EXCHANGE ACT OF 1934

              Date of Report (Date of earliest event reported):
                             September 10, 2002


                         Commission file number 0-23903

                              eAutoclaims.com, Inc.

                            --------------------
      (Exact name of small business issuer as specified in its charter)

                              Nevada 95-4583945
                             -------------------
             (State or other jurisdiction of (I.R.S. Employer incorporation or organization) Identification No.)

                110 East Douglas Road, Oldsmar, Florida 34677
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                  (Address of principal executive offices)

                                 (813) 749-1020
                                 --------------
                           (Issuer's telephone number)

      ITEM 5./ITEM 9. OTHER EVENTS/REGULATION FD DISCLOSURE.

                1. See the attached press release.
                        ------------------


       DriverShield to acquire eAutoclaims through merger into DriverShield subsidiary.

Merged electronic claims management subsidiary will be nation's largest

Coral Springs, FL, September 12, 2002 - DriverShield Corp. (Nasdaq SmallCap:
DRVR) and eAutoclaims, Inc. (OTCBB: EACC), the leaders in providing online claims management solutions for the auto insurance industry, jointly announced today that they have signed a non-binding letter of intent whereby eAutoclaims shareholders will exchange their common stock for DriverShield common stock. DriverShield's CRM insurance services unit and eAutoclaims will then be merged into a newly formed, wholly owned subsidiary of DriverShield Corp. It is contemplated that the new subsidiary will continue to use the eAutoClaims brand name. The transaction will create the insurance industry's preeminent online auto claims management company.

DriverShield will be the surviving entity and DriverShield shareholders will own at least 57% of the post-merger company, with EACC shareholders owning approximately 43%, subject to certain adjustments. According to the companies, the merger is contingent upon the completion of due diligence, the signing of a definitive agreement, regulatory review and shareholder approval by the shareholders of both companies. The closing is anticipated in the fourth calendar quarter 2002.

Barry Siegel, Chief Executive Officer of DriverShield, said, "This acquisition brings together the two market leaders and creates major opportunities for economies of scale that will immediately benefit all the customers and shareholders of both companies. We believe our sales volume will be at an annual run rate of nearly $50 million by the time the deal closes and should accelerate DriverShield's effort to reach profitability. There are virtually no overlaps in our customer bases and the combined resources of both companies will clearly create a value proposition unmatched by any other company in this industry, in terms of technology, proven shop network, operational functionality, and financial strength.

The combined companies currently have approximately 150 employees. It is contemplated that most of the senior executives of the combined companies will be headquartered at the new DriverShield headquarters located in Coral Springs, Florida and under the supervision of Eric Seidel, the majority of the company's operations and employees will be located in Oldsmar, Florida and Columbia, South Carolina, where eAutoclaims is currently based. Barry Siegel will continue to serve as Chairman and CEO of the parent company.

Eric Seidel, President and CEO of eAutoclaims, will be President of the newly formed subsidiary, "The merger of eAutoclaims into DriverShield will create a technologically advanced company with a dominant market share and a strong balance sheet. We look forward to completing the transaction and executing our joint business plan," Seidel said.

DriverShield has agreed to advance eAutoclaims up to $1 million on a secured basis upon the signing of the definitive agreement. These funds will be used for growth and working capital. These advances that may be made to eAutoclaims will be converted into eAutoclaims common stock immediately prior to the closing of this transaction at the rate of $.30 per share of eAutoclaims common stock, thereby reducing the final percentage of stock ownership of DriverShield by eAutoclaims shareholders. eAutoclaims shall have the right to repay these advances prior to closing. The final balance of these advances will determine the percentage of DriverShield that eAutoclaims shareholders will be receiving at closing. It is presently anticipated that eAutoclaims shareholder's ownership of DriverShield should eventually at closing be between 33% and 43%.

DriverShield will continue to trade under the trading symbol DRVR on the Nasdaq SmallCap Market. The customer base for the combined company includes auto insurance industry leaders such as, Royal and SunAlliance and The St. Paul Insurance Company.

DriverShield has two other operating subsidiaries, including DriverShield ADS, which provides auto discounts services to affinity groups and financial institutions, and a newly formed operating subsidiary that will be formally announced shortly.

                                # # #

DriverShield, founded in 1983, provides Internet-based collision repair and claims management services for auto insurance companies and offers automotive discounts and services programs to members of affinity groups, primarily through financial institutions and membership organizations, serving the needs of approximately one million drivers. eAutoclaims is a business services company that provides the insurance industry with claims management services through both ASP and integrated outsourcing solutions. The Company's clients are insurance companies, fleet management companies and insurance services companies. eAutoclaims' solutions streamline the claims handling process, decreasing the overall time and cost required to process a collision claim and reducing average paid losses for its clients. The Company handles repair estimates, repair audits and claims systems administration services for automobile claims that are processed and tracked via the eAutoclaims Web-based platform and network of service providers.

This announcement contains "forward-looking statements." Words such as "anticipate", "believe", "estimate", "expect" and other similar expressions as they relate to the Company and its management are intended to identify such forward-looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    eAutoclaims.com, Inc.

Dated    9/12/02
                                                    /s/ Eric Seidel

                                                    ----------------------------
                                                    President